Exhibit 10.23
Amendment No. 1 to Employment Agreement

Reference is made to the letter agreement by and between Aetna Inc. (the “Company”), a Pennsylvania corporation, and Joseph M. Zubretsky (“Executive” or “you”), dated as of January 25, 2007 (the “Agreement”).

WHEREAS, Aetna and Executive have previously entered into the Agreement;

WHEREAS, Aetna and Executive wish to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”);

NOW, THEREFORE, the Agreement is hereby amended effective December 17, 2008, as follows:

1.	The second paragraph on page 3 (regarding the Deferred Compensation Account) is amended by replacing the last sentence thereof with the following two sentences:

“The vested amount will be paid to you in a lump sum six (6) months following your termination of employment with the Company.  The Deferred Compensation Account will be governed by the terms of the Aetna Inc. Deferred Compensation Program (or the successor thereto), as it may be amended from time to time.”

2.	The third paragraph on page 4 (which continues onto the top of page 5) is amended to read as follows:

a.
the following language is added to the first sentence thereof:  “;provided that such release shall be signed and returned to the Company not later than 60 days following termination of employment and provided further that any payment required hereunder shall not begin until the end of such 60-day period (subject to any applicable further delay imposed by paragraph 8 of Amendment No. 1).”

b.
the following language is added as a new sentence after the end of the third sentence thereof:   “The right to installment payments described above with respect to salary continuation and target bonus payable following an involuntary termination of employment, shall be treated as a right to a series of separate payments under Section 409A.”

c.
the following language is added at the end of such paragraph: “Notwithstanding the foregoing, upon your “disability” (within the meaning of Section 409A), your RSUs will immediately vest and be paid; provided that, with respect to your RSUs, an involuntary termination of employment due to a

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disability that does not satisfy the Section 409A definition of disability will be treated as an involuntary termination without Cause, as described above.”

3.	Exhibit A is amended to delete the last sentence of Section 2(b) thereof and to replace it with the following sentence:

“In the event that the Payments are subject to reduction hereunder, the Company will reduce first the salary continuation payments described in the last paragraph on page 4 of the Agreement and then, if necessary, will reduce other Payments pro-rata.”

4.
Exhibit A is further amended to add the following sentence at the end of Section 2(c) thereof:  “Notwithstanding anything to the contrary in this Exhibit A, any Gross-Up Payment shall be paid to you no later than the end of the year following the year in which you remit the related taxes, in accordance with Section 409A.”

5.
Exhibit A is further amended to add the following at the end of Section 4(a) thereof:  “; provided, however, that entitlement to payment under this Section 4(a) shall not accelerate payment of, or change the form of payment with respect to, the original Payments that were reduced pursuant to Section 2(b).”

6.
Exhibit A is further amended to delete the second sentence of Section 4(b) thereof and to replace it with the following sentence:  “In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments has not yet been paid to you, the Company will reduce first the portion of such unpaid Redetermined Payments that is attributable to amounts payable pursuant to the last paragraph on page 4 of the Agreement and then, if necessary, will reduce other portions of the Redetermined Payments pro-rata.”

7.
Exhibit A is further amended to delete the last sentence of Section 4(c) thereof and to replace it with the following sentence:  “Notwithstanding anything to the contrary in this Exhibit A, any Supplemental Gross-Up Payment shall be paid to you no later than the end of the year following the year in which you remit the related taxes, in accordance with Section 409A.”

8.	The Agreement is further amended to add the following new paragraphs after the end of the second full paragraph on page 5:

With respect to any payment of  “deferred compensation” as defined in Section 409A that is payable or commences to be payable under this Agreement solely by reason of your termination of employment or separation from service, such amount shall be payable or commence to be payable as soon as, and no later than,  the you experience a “separation from service” as defined in Section 409A, subject to the six-month delay described below, if applicable.   In addition, nothing in the Agreement shall require the Company to, and the Company shall

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not, accelerate the payment of any amounts that constitute “deferred compensation” except to the extent permitted under Code Section 409A.

If you are a “Specified Employee” within the meaning of Section 409A at the time of your separation from service and any payment to which you become entitled under this Agreement by virtue of your separation from service is considered “deferred compensation” within the meaning of Section 409A, then any such payments to which you would otherwise be entitled during the first six months following your separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month.  The salary continuation and target bonus payments described on page 4 of the Agreement are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent.

Any reimbursements or in-kind benefits provided to you shall be administered in accordance with Section 409A, such that:  (I) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (II) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (III) your right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 17 day of December, 2008

By:	/s/ Joseph M. Zubretsky

Its

Aetna Inc.

By:	/s/ Elease E.Wright
Elease E. Wright
Its	Senior Vice President Human Resources

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